UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 05, 2024

CHAMPION HOMES, INC.

(Exact name of Registrant as Specified in Its Charter)

Indiana	001-04714	35-1038277
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

755 West Big Beaver Road, Suite 1000
Troy, Michigan		48084
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (248) 614-8211

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	SKY	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 5, 2024, Michael Kaufman tendered his resignation from the Board of Directors (the “Board”) of Champion Homes, Inc. (the “Company”), effective as the same date. Mr. Kaufman had been designated as a nominee for director by MAK Champion Investment, LLC (together with its related investment funds, “MAK”) under the terms of the Investor Rights Agreement, dated as of June 1, 2018 (the “Investor Rights Agreement”), and his resignation from the Board was required under the Investor Rights Agreement as a result of MAK no longer holding greater than five percent (5%) of the Company’s outstanding shares of common stock.

Mr. Kaufman’s resignation was not due to any disagreement with the Company or its management relating to the Company’s operations, policies or practices. The Board thanks Mr. Kaufman for his dedicated service and many contributions to the Board and wishes him well in his future endeavors. In connection with the departure of Mr. Kaufman from the Board, the Board decreased the size of the Board to eight (8) members.

As of September 5, 2024, no shareholders held the right to nominate any directors to the Board pursuant to the Investor Rights Agreement, and as such, the Investor Rights Agreement automatically terminated without any further action required by any party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Champion Homes, Inc.

Date:	September 6, 2024	By:	/s/ Laurel Krueger
Laurel Krueger Senior Vice President, General Counsel & Secretary